Exhibit 10.5
December 25, 2021
Raul Camposano
Chief Technology Officer (CTO)
Dear Raul,
On behalf of Silvaco Inc., (“the “Company”), we are pleased to offer you the position of Chief Technology Officer (CTO) of Silvaco, Inc. (the “Position”) in Santa Clara, CA, reporting directly to the Chief Executive Officer, Dr. Babak Taheri. We are excited about the opportunity to work with you. We believe that it is important to a healthy working relationship that both parties understand the terms and conditions of employment before commencing employment. In order to ensure that both you and the Company have a common understanding, we set forth below some of the fundamental premises.
The terms and conditions of your employment are as follows:
Commencement Date:    Between Jan 24th to Feb 7th
Baseline Salary:    Your “Base Salary” will be $23,583.33 per month ($283,000.00 per annum), less deductions required by law, paid semi-monthly on the 5th and 20th of the month.
Location:    Santa Clara, California
Stock Incentive Plan:    Silvaco offers a stock incentive plan and intends to periodically issue Restricted Stock Units (RSU’s) to employees as incentive and reward for performance. Shares will vest at 25% per year over a four-year period. The amount of RSU’s awarded will be determined by a committee appointed by the company’s board of directors.
RSU:    100,000 Restricted Stock Units, (RSU), granted upon hire.
(RSU’s to be approved by the Board of Directors)
Bonus option:    Corporate Bonus: The Corporate Bonus pool is a profit pool that is awarded based upon key corporate goals and your annual goals which will be set by your manager.
2022 performance Bonus: Your target 2022 performance bonus will be $40,000. This bonus will be quarterly ($10,000/Quarter) based on achieving the following performance goals:

2811 MISSION COLLEGE BLVD., 6TH FLOOR SANTA CLARA, CA 95054 408-567-1000 WWW.SILVACO.COM

Q12022 Performance Goal: EDA, and ARD re-organization, and help with both the company product roadmap/strategy and investor pitch. Combine EDA and ARD under one VP/GM. Currently all the revenues and expenses are rolled up under EDA. ARD can be the R&D team for EDA and fully functional under the same. Work on EDA BU plan to break even or become profitable. Keep target 15% growth overall at Company level.
Q22022 Performance Goal: Final fine tuning of roadmaps and strategy for next 3 years and contribute to the investor deck as needed for IPO/Bankers/Investors. Enable LVS/DRC to support FinFET. Work with Dolphin design as a strategy partner to beta test LVS and DRC.
Q32022 Performance Goal: Combining point tools products to Solutions. This will come out of strategy and roadmaps. Currently VISO & SiCure need be integrated after SiCure can supprot EM/IR/Thermal (Q2-Q3). Integrate SS into Varman, Integrate MaxSPICE in compilers and in XMA …, IPO readiness.
Q42022 Performance Goal: Profitability of all Bus and IPO support.
Benefits: You will be eligible to receive certain employee benefits per the Company’s policy as follows:
●    Medical, Dental, Vision & Life Insurance Benefits. Silvaco, Inc. offers Cigna PPO Plans or Kaiser HMO, dental and VSP vision coverage to employees and their eligible dependents. The company pays 90% of the employee’s insurance premium. Coverage begins the 1st day of the month following your date of hire. The Company also provides $200,000 of Life insurance and AD&D coverage at no cost to the employee.
●    401(k) Retirement Savings Plan. You will become eligible to participate in the Company’s 401(k) Plan on the first day of the calendar quarter following 90 days of continuous employment. All eligible employees may receive a 1.5% company match.
●    Flexible Time Off. You will accrue flexible time-off (FTO) according to the following:

Length of employment	Number of Days of FTO	Number of Hours of FTO	Accrual rate of hours per pay period
Hire Date to 5 years	13	103.92	4.33
5 but less than 10 years	16	127.92	5.33
10 or more years	18	144	6

2811 MISSION COLLEGE BLVD., 6TH FLOOR SANTA CLARA, CA 95054 408-567-1000 WWW.SILVACO.COM

Position Description and Responsibilities
The CTO will be the driving force behind Silvaco’s strategy and execution. The CTO will be an experienced leader with a hands-on orientation. The CTO will have a strong strategic orientation while also being action-oriented and capable of driving the vision and mission of the company. The CTO will expand the organization’s external presence while developing the strategies and technical infrastructure to support achievement of the Company’s objectives. The CTO will have the following direct report and be fully responsible for Business Unit Strategies & day to day oversight: EDA, TCAD, IP Division and Advance R & D division will report directly to the CTO.
Other key responsibilities include:
●    Define and execute engineering strategies for BU departments that stabilizes existing products and provides a scalable foundation to evolve in line with projected business growth by the Company. This is 15% aggregated YOY growth.
●    Manage an extensive and complex range of projects and product lines using software development and project management processes that yield consistently excellent results on time, within budget, and in step with current and anticipated customer needs.
●    Create and deploy KPIs and implement strategies to exceed both the internal and external requirements
●    Facilitate collaboration across business units to increase productivity/profitability, reduce waste, and improve communication and teamwork within a highly distributed organization.
●    Be a credible leader demonstrating a strong professional presence while conveying trust and connection with teams while leading the organization.
●    Determine the long-term vision, strategy and business plans that provide desired market penetration, sustainable 15% YOY, and profitable growth.
●    Drive key decisions around Silvaco’s next-generation emerging technologies and products.
●    Drive on-going cost improvements and operational efficiencies to achieve optimal P&L and effective day-to-day management of the company.
●    Understand principal risk to the company and ensure risk is monitored and managed.
●    Develop and foster strong industry relationships internationally and locally
●    Serve as Chief Technology spokesperson for the company, communicating effectively with shareholders, prospective investors, team members, customers, and suppliers.
●    Build leadership capability through strong executive talent recruitment, retention, and on-going executive development; create a cohesive and effective executive leadership team.
●    Foster a corporate culture that encourages, recognizes and rewards leadership, excellence, and innovation.
●    Is a highly innovative, hands-on leader who thinks like an owner of the business. Has an unending passion and quite effectively employs fact and data riven-based decision-making process

2811 MISSION COLLEGE BLVD., 6TH FLOOR SANTA CLARA, CA 95054 408-567-1000 WWW.SILVACO.COM

Other Matters
For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
By your signature below, you acknowledge that you have disclosed to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed, and you represent that the signing of this offer and commencement of employment with the Company will not violate any such agreement.
Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. You confirm that you are not bound by any other lawful agreement with any prior or current employer, person or entity that would prevent you from fully performing your duties with the Company, and that you will not during your employment with the Company, or have not during the pre-hire process, use or disclose any proprietary or confidential information, or trade secrets, of your former or concurrent employers or companies.
As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgement that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.
As a condition of your employment, you are also required to sign and comply with the Company’s standard Employee Invention Assignment and Confidentiality Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.
You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. All arbitration hearings shall be conducted in California. The parties hereby waive any rights they may have to trial by jury in regard to such claims. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission, and the Department of Labor). However, the parties agree that, to the

2811 MISSION COLLEGE BLVD., 6TH FLOOR SANTA CLARA, CA 95054 408-567-1000 WWW.SILVACO.COM

fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.
To accept the Company’s offer, please sign and date this letter in the space provided below. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral.
Your employment with Silvaco, Inc. will be on an at-will basis, which means you and the company are free to terminate the employment relationship at any time for any reason. This letter is not a contract or guarantee of employment for a definite amount of time.
If you have any questions, please contact Babak Taheri
Sincerely,

/s/ Babak Taheri

Babak Taheri
Chief Executive Officer
Silvaco, Inc.
I hereby accept the Chief Technology Officer (CTO)

/s/ Raul Camposano	12/27/2021
Raul Camposano	Date

2811 MISSION COLLEGE BLVD., 6TH FLOOR SANTA CLARA, CA 95054 408-567-1000 WWW.SILVACO.COM